Exhibit 10.1

Aspen Technology, Inc. [phone] 781-221-5400 [world wide web] www.aspentech.com
20 Crosby Drive [fax] 781-221-5213 [e-mail] info@aspentech.com
Bedford, MA 01730 USA

February 10, 2021

Mr. Karl E. Johnsen
47 Whitney Avenue
Westwood, MA 02090

Dear Karl:

Thank you for your willingness to provide a transition from your employment as Senior Vice President and Chief Financial Officer of Aspen Technology, Inc. (the "Company"). This letter agreement sets forth our agreement with respect to this transition and amends your Amended and Restated Executive Retention Agreement dated as of January 31, 2019 (the "ERA"). Capitalized terms used but not defined in this letter agreement and defined in the ERA shall have the respective meanings ascribed to them in the ERA.

We mutually agree to a transition period through June 30, 2021 (the "Transition Period"). Your employment with the Company and its affiliates will terminate automatically immediately following the end of the Transition Period and you shall be deemed to have resigned from all positions with the Company and its affiliates at such time; provided, that the Company may require you to resign prior to the end of the Transition Period from certain positions with affiliates of the Company (e.g., director of a subsidiary). The Transition Period may be extended by mutual agreement. During the Transition Period, for so long as you retain your current role/title as required by the Company, you will continue to perform your current obligations as Chief Financial Officer.

At the Company's option, your current role/title may be modified prior to conclusion of the Transition Period to be a senior advisor on financial matters (or other role mutually agreed on). In any case, you will continue to report to the Chief Executive Officer. Following any such modification, you may also be placed on garden leave. Neither such changes nor the other terms and conditions of this letter agreement shall constitute Good Reason for purposes of the ERA.

During your employment through the Transition Period, you will continue to be entitled to the following:

(a) continued base salary at the level currently in effect.
(b) continued participation in Company benefits; and
(c) continued vesting of your outstanding equity awards in accordance with their terms (including, for avoidance of doubt, your equity awards scheduled to vest on the last day of the Transition Period).

In addition, upon completion of the Transition Period on June 30, 2021, or upon a termination of employment due to your death or Disability, a termination by the Company without Cause or a resignation by you for Good Reason (as modified hereby), but excluding in the case of a resignation by you without Good Reason or a termination of your employment by the Company for Cause, you will receive the following additional compensation:

(d) the compensation and benefits that would apply under the ERA had the Company terminated your employment as of June 30, 2021 other than for Cause, as described in Section 4.1 of the ERA;

(e) immediately vested RSUs with a value of $250,000 granted as of June 30, 2021 (with customary portion withheld on account of taxes);

In addition to (d) and (e) above, in the case of termination by the Company without Cause or a resignation by you for Good Reason (as modified hereby) prior to June 30, 2021, you will also receive:

(f) an amount equal to your base salary at the level currently in effect as if your employment continued from the date of termination through June 30, 2021.

(g) continued participation in Company benefits as if your employment continued from the date of termination through June 30, 2021; provided, that if the relevant benefit plans do not permit such participation by former employees, you would receive an amount equal to your cost in providing such benefits for such period ; and

(h) immediate vesting of your outstanding equity awards as if your employment continued from the date of the termination through June 30, 2021 (including, for avoidance of doubt, your equity awards scheduled to vest on June 30, 2021.

The payments and benefits described in clauses (d) through (h)) above shall be subject to your execution of the Release.

If the Transition Period is extended beyond June 30, 2021 by mutual agreement, your ERA shall continue in effect for the duration thereof; in addition, if the Transition Period is extended beyond July 31, 2021 by mutual agreement, your ERA shall renew as provided therein. However, in any such case, you will be eligible only for the severance payments and benefits described in Section 4.1.(d) of the ERA (which shall be paid upon any termination of employment, including following the end of the Transition Period) and the benefits described in Section 4.2 (a) (iv) of the ERA (which shall be paid only if the Transition Period ends following a Change in Control and under circumstances which would entitle you to such payments and benefits).

Notwithstanding the foregoing, and for the avoidance of doubt, this letter agreement does not constitute an employment contract, and you remain an "at will" employee of the Company. Should you no longer be employed by the Company prior to the conclusion of the Transition Period as a result of your voluntary resignation without Good Reason (as modified hereby) or your termination for Cause, you will be entitled only to the compensation and benefits specified in clauses (a) through (c) above through the last day of your employment and the payments and benefits described in Section 4.1(d) of the ERA.

You agree that you will not, and you will take reasonable steps to seek to ensure that none of your affiliates, representatives, attorneys or agents will, at any time, either directly or indirectly, (a) defame, disparage, denigrate, criticize or speak poorly about the Company or any of the Company's successors, assigns, subsidiaries, affiliates, directors, officers, employees, representatives, attorneys and agents (collectively, "Company Affiliates") or (b) disclose, disseminate or provide to any third party any information or material that may harm, disparage, demean or reflect poorly upon or cause injury to the image, reputation or character of the Company or any of the Company Affiliates (subject to applicable law).

The Company agrees to take reasonable steps to seek to ensure that none of the Company's employees, representatives, attorneys or agents will, at any time, either directly or indirectly, (a) defame, disparage, denigrate, criticize or speak poorly about Karl Johnsen or (b) disclose, disseminate or provide to any third party any information or material that may harm, disparage, demean or reflect poorly upon or cause injury to the image, reputation or character of Karl Johnsen (subject to applicable law).

Both parties understand and agree that truthful information and/or testimony may be provided in response to a court order, subpoena, deposition, testimony under oath, or any legally required process, even if such information would otherwise be in violation of the immediately preceding paragraph.

You and the Company agree that this letter agreement satisfies in full all notice requirements of the Company set forth in Section 3.1 of your ERA. This letter agreement, your ERA, the most recent Proprietary and Confidential Information and Non-competition and Non-solicitation Agreement between you and the Company and your equity award agreements from the Company collectively set forth the complete and sole agreement between you and the Company and supersede and replace any and all other agreements or understandings, whether oral or written, between the parties concerning the subject matter hereof. Any and all payments due to you under this letter agreement shall be conditioned on your compliance with your obligations to the Company, including your obligation to execute and deliver a Release to the Company as provided in the ERA. This letter agreement shall be governed by the laws of the Commonwealth of Massachusetts. If the terms of this letter agreement are acceptable, please sign this letter agreement and return it to me.

We look forward to a mutually satisfactory Transition Period and wish you the best in your future endeavors.

ASPEN TECHNOLOGY, INC.
/s/ ANTONIO. J. PIETRI
Antonio J. Pietri
President and Chief Executive Officer

ACCEPTED AND AGREED:
/s/ Karl E. Johnsen
Karl E. Johnsen